Exhibit 21.1
LIST OF SUBSIDIARIES
Triangle Mezzanine Fund LLLP, a North Carolina limited liability limited partnership
Triangle Mezzanine Fund II LP, a Delaware limited partnership
Triangle Mezzanine Fund III LP, a Delaware limited partnership
New Triangle GP, LLC, a Delaware limited liability company
New Triangle GP, LLC, a North Carolina limited liability company.
ARC Industries Holdings, Inc., a Delaware corporation
Brantley Holdings, Inc., a Delaware corporation
Emerald Waste Holdings, Inc., a Delaware corporation
Energy Hardware Holdings, Inc., a Delaware corporation
Minco Holdings, Inc., a Delaware corporation
Peaden Holdings, Inc. a Delaware corporation
Technology Crops Holdings, Inc., a Delaware corporation